* Confidential treatment has been requested with respect to certain information contained in this document. Confidential portions have been omitted from the public filing and have been filed separately with the Securities and Exchange Commission.

                                                                   EXHIBIT 10.09


EXECUTION COPY                                                      CONFIDENTIAL

                           MANAGED SERVICES AGREEMENT

This Managed Services Agreement ("Agreement") is entered into this 19th day of August, 1999 by Niku Corporation, a Delaware corporation with its principal place of business at 955 Charter Street, Redwood City, California 94063 ("NIKU"), and USinternetworking, Inc., a Delaware corporation with its principal place of business at One USi Plaza, Annapolis, Maryland 21401 ("USi"), (also "Party" or "Parties").

NIKU owns business application software that USi wishes to install on its servers and, through remote access, make available to USi customers. This Agreement and the Attachments hereto set forth the terms and conditions on which NIKU will grant, and USi will receive and use, licenses regarding such software.

1.      DEFINITIONS.

1.1 "Affiliate" means, with respect to either Party, any entity at a time Controlling, Controlled by, or under common Control with, such Party. The term "Control," "Controlling" and "Controlled" as used in this Agreement means the legal, beneficial or equitable ownership, directly or indirectly, of more than 50% of the aggregate of all equity interest in such entity.

1.2 "Customer" means the entity or person to which USi provides the Services Offering on agreed terms not less restrictive than, and not inconsistent with this Agreement.

1.3 "Designated Facility" means Licensee's business facility identified in Attachment A, which may be changed only with the prior written consent of an authorized Niku officer.

1.4 "Documentation" means the published product specifications for the Licensed Products, user manuals and other materials which describe the Licensed Products features and use, in written or machine readable form.

1.5 "Lead" means a qualified prospect for a Services Offering. "Qualified" means that (a) the prospect has expressed interest in an outsourcing solution for the Licensed Product; and (b) NIKU has determined the prospect's interest and capabilities to be suitable for a Services Offering.

1.6 "Licensed Product" means the object code version of the Niku software described in Attachment A, and including Niku's Third-Party Suppliers' software incorporated therein. "Licensed Product" does not mean code, media, or documentation of USi or any third-party element within USi's portion of a Services Offering.


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1.7 "Maintenance" means the NIKU maintenance and support specified in Attachment
D.

1.8 "Marketing and Demonstration Materials" means Licensed Product brochures, technical specification sheets, product guides, demonstration presentations, graphics, pictures, drawings, screen layouts, text, icons, descriptions and other marketing sales literature provided by NIKU to USi.

1.9 "Services Offering" means the solution based on Licensed Product, delivered and administered by USi over its network. It includes: (a) connectivity between the dedicated Customer server(s) hosted by USi, and the Internet; (b) application hosting and management at USi's data center; (c) application backup and recovery services; (d) implementation and integration services; (e) billing for combined business service; and (f) customer support help desk as set forth in Attachment B. It is limited to remote access, and does not involve the distribution of software to Customers.

1.10 "Software Updates" means software program updates (including cumulative releases containing corrections to the Licensed Products), major and minor enhancements, and the new system versions and releases generally made available by NIKU to users of Licensed Products.

1.11 "Support Fee" means the fee paid by USi to NIKU for services specified in Attachment C, and for Software Updates.

1.12 "Support Line" means such telephone, email, fax, mail, beeper and web support, including research time provided by NIKU Support Line staff under Attachment D.

2.      LICENSE GRANT.

2.1 License Rights. NIKU grants to USi during the term of this Agreement a limited, nonexclusive, nontransferable, worldwide, fee-bearing right:

        (a) to install and use one (1) copy of each of the Licensed Products on a server computer system in the Designated Facility for purposes of providing the Service Offering to Customers;

        (b) to make up to three (3) copies of the installed Licensed Products for archival back-up or internal testing purposes; and,

        (c) to use, store, transmit, display and sublicense the Licensed Products and Documentation to End Users as part of the Service Offering, provided,



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                however, that prior to granting any person or entity access to the Licensed Products or Documentation, USi must enter into a valid and enforceable agreement with such person or entity that is consistent with and not less restrictive than NIKU's standard end user license agreement ("End User License Agreement"), a copy of which is attached as Attachment D.

2.2 Intellectual Property Rights:

        2.2.1 USi acknowledges and agrees (a) that the Licensed Products and Documentation, the ideas, methods of operation, processes, know-how, aesthetic aspects, subsystems and modules included therein, the graphical user interfaces for the Licensed Products, and the look and feel of the Licensed Products and Documentation are proprietary materials, some of which contain valuable trade secrets; (b) that all title and intellectual property rights - meaning copyrights, confidentiality rights, trade secret rights, trademark rights, patent rights and other intellectual property and proprietary rights - in the Licensed Products and Documentation are owned exclusively by NIKU and its third-party suppliers , subject only to the licenses granted herein; and (c) USi will not take any action to jeopardize, limit or interfere in any manner with NIKU's or its third-party suppliers' ownership of or rights with respect to the Licensed Product(s) and Documentation.

        2.2.2 USi will take reasonable precautions (including the precautions taken to protect its own confidential information) to prevent unauthorized use or disclosure of the Licensed Products, any source code provided to USi hereunder, and the results of any performance or benchmark tests of any software included in such Licensed Products.

        2.2.3 Without the prior express written consent of NIKU, USi will not, and will not grant any other person or entity the right to, disassemble, decompile, decode, translate, modify, produce a source listing, create derivative works or reverse engineer any Licensed Products or Documentation. In the event any Derivative Works is created hereunder, USi agrees that Niku will be the sole owner of all Derivative Works (as such term is defined below). Niku grants to USi, during the term of this Agreement, a nonexclusive, royalty-free and nontransferable right and license (with no right of sublicense) to use any Derivative Works solely with the Licensed Product(s) and solely for USi's own internal use and benefit. USi agrees that all use of any Derivative Works will be in accordance with this Agreement. For the purposes of this Agreement, "Derivative Works" means any inventions, improvements, reports, drawings and other works of authorship, improvements and/or modifications to the Licensed Product(s) or Documentation, that USi and/or its agents may conceive, develop or reduce to practice, alone or jointly with others,



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                whether or not they are eligible for patent, copyright,
                trademark, trade secret or other legal protection.

                To the extent that USi and/or its agents may acquire property rights in any Derivative Works by operation of law, USi hereby assigns to Niku, with full title guarantee, all of its rights in the Derivative Works. At Niku's request and expense, USi will assist and cooperate with Niku in all reasonable respects and execute any documents and take further acts as reasonably requested by Niku to acquire, transfer, maintain and enforce any legal protection for the Derivative Works. USi hereby appoints the officers of Niku as in existence from time to time as its attorneys-in-fact to execute documents on its behalf for this limited purpose.

        2.2.4 USi will not obscure, remove or modify any notices or marking, including without limitation, copyright, trademark or confidentiality notices on the Licensed Product and Documentation provided to USi by NIKU or its third-party suppliers.

        2.2.5 NIKU and its third-party suppliers retain rights in and to the Licensed Products and Documentation not specifically granted to USi hereunder, and any use of these items other than as expressly permitted by this Agreement shall constitute a material breach of this Agreement.

        2.2.6 Where USi uses a multi-processor server, USi will maintain accurate records of the number of CPUs used for the Licensed Product(s) and provide such records to Niku on a quarterly basis as set forth in Attachment A.

2.3 Prepaid Maintenance Customers: Where a potential Customer for a Services Offering already lawfully has the right to use a Licensed Product for internal use, and has prepaid maintenance, USi (a) may host such Licensed Product without being obligated to pay NIKU a license fee; and (b) will assume the obligation to perform Maintenance, in which case NIKU will credit USi with the amount of prepaid Maintenance to be provided by USi. After expiration of the prepaid Maintenance term for such Customer, USi will purchase Maintenance at the lower of Customer's original rate, or the rate charged to USi under this Agreement.

3. USI RESPONSIBILITIES.

3.1 USi will create a Services Offering entitled "Professional Services Automation powered by Niku."

3.2 USi will provide the Customer support specified in Attachment B.




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3.3 USi will provide to NIKU the information and materials reasonably necessary to allow NIKU to most effectively present the Services Offering concept to any prospect.

3.4 USi will make no representations, warranties or promises, expressed or implied, oral or written, to Customers with respect to any Licensed Product, other than the written representations, warranties and promises made to USi by NIKU in this Agreement.

3.5 Integration Services:

        3.5.1 Through its Advanced Engineering organization, USi will conduct performance tests of Services Offerings over varying concurrent users and bandwidth levels. USi will share this information with NIKU to assist NIKU in its optimization of the Licensed Products.

        3.5.2 Training and Certification. Within three (3) months after execution of this Agreement, USi will create one NIKU Client Care Team (i) composed of installation and help desk staff to support Customers as further described in Attachment B, (ii) trained in the Licensed Products, either directly by NIKU, or through USi's internal training group, and (iii) to provide Level One and Level Two support (as these are defined in Section 5.3, below) to Customers. USi will purchase training from NIKU for internal team members at rates specified in Attachment A.

3.6 USi will staff its operations teams with vendor-certified network, database, application, and hardware technical specialists, and will have application expertise for Licensed Products available to all shifts, as needed in order to provide Level One and Level Two support to Customers.

3.7 USi will train NIKU's sales force in the promotion of Services Offerings as soon as reasonably possible after execution of this Agreement. USi will provide reasonable value proposition/messaging/demonstration capabilities to the NIKU sales force.

3.8 USi will exercise its rights in, and to enforce each End User License Agreement as reasonably requested by NIKU or as otherwise necessary to protect NIKU's rights hereunder. USi agrees to report to NIKU any violation of the End User License Agreement and to reasonably cooperate with NIKU in any enforcement actions taken by NIKU at NIKU's expense.

4. NIKU'S RESPONSIBILITIES.



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4.1 On terms consistent with this Agreement, NIKU will deliver to USi Licensed
Products as they become available, and as set forth in Attachment A. Attachment A may be modified only upon mutual agreement of the parties.

4.2 NIKU will provide Maintenance for Licensed Products to USi in accordance with Attachment B.

4.3 Upon execution of this Agreement, NIKU will deliver to USi the current Marketing and Demonstration Materials. Subject to the guidelines established by NIKU, NIKU authorizes USi to place a notice on these materials, under NIKU's guidelines, to indicate USi's authority to use, and provide access to, the Licensed Products in accordance with the Services Offering.

4.4 During the term of this Agreement, NIKU will deliver to USi a reasonable number of copies of the Licensed Product, not to exceed use by [***] seats, of which [***] will be used for USi's internal testing and demonstration, and [***] for training purposes at no additional charge. Where NIKU uses beta testing, NIKU will invite USi to participate as a beta test site for new Licensed Products.

4.5 NIKU will give USi written notice prior to withdrawing any commercially available Licensed Product (including any version thereof) from marketing or support of NIKU's customers, as soon after NIKU's decision to withdraw a Licensed Product as reasonably possible.

4.6 Not later than fourteen (14) days after execution of this Agreement, and for three (3) months thereafter, NIKU will make available, at rates specified in Attachment A, one trained NIKU consultant to be on-site at USi to provide knowledge transfer and engineering services in support of USi's drafting the specifications, and testing the Services Offering.

4.7 NIKU will train USi's sales force in the Licensed Products as soon as reasonably possible after execution of this Agreement. NIKU will provide reasonable value proposition/messaging/demonstration capabilities to the USi sales force.

4.8 In the process of qualifying a prospect, NIKU will make available to all prospects such information about the Services Offering in a manner designed to convert a prospect into a qualified lead and, ultimately, into a Customer.

5. CUSTOMER SUPPORT.

5.1 USi will provide technical and application response-line support to Customers in accordance with Attachment B.

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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5.2 Where necessary for implementation of a Services Offering, USi will purchase from NIKU professional services at rates specified in Attachment A, and payable by USi as delivered. The consultants designated to perform professional services will be chosen on the basis of their availability and required expertise. Notwithstanding NIKU's assistance in the implementation of a Services Offering, USi will remain solely responsible for Customer implementations.

5.3 USi will provide Level One and Level Two Support to Customers. "Level One Support" means initial contact with the Customer for questions regarding the implementation of the Services Offering. "Level Two Support" means advising Customer on application functionality and configuration, internetworking, database configuration and maintenance, and hardware configuration and maintenance.

5.4 NIKU will provide Level Three Support in accordance with definitions and terms of the Service Level Agreement in Attachment C.

6. PRICING AND PAYMENT TERMS.

6.1 Fees payable by USi to NIKU will be calculated on a per-Customer basis in accordance with Attachment A.

6.2 In accordance with the fees agreed in Attachment A, USi shall pay NIKU the license fees, Maintenance fees, and services fees together with any applicable sales or use tax or similar tax, excluding any taxes based on NIKU's net income, payroll, or gross receipts.

7. MARKETING.

7.1 As additional consideration for the rights granted by NIKU to USi hereunder, USi shall, at its own expense, actively promote and market Licensed Products to potential Customers as part of the Services Offering. USi will produce, and deliver to NIKU, marketing and demonstration materials describing and promoting Services Offerings, and will assist NIKU in qualifying prospects. USi will use Marketing and Demonstration Materials for purposes of marketing the Services Offering.

7.2 USi and NIKU will participate in joint advertising opportunities

7.3 USi and NIKU each will designate marketing contacts.

7.4 The Parties will meet quarterly to assess market conditions, customer satisfaction, and projections for training programs, business strategies, revenue forecasts, and proposals



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for the Services Offering. The Parties will also meet annually to review the terms of the Agreement.

7.5 Sales Force Compensation: For Services Offering sales, NIKU will compensate its sales force in the same manner and at the same rates as it compensates its sales force for sales of licenses of the Licensed Products.

7.6 The Parties acknowledge that USi has an exclusive arrangement with Siebel Systems for the outsourcing of Siebel's software for the automation of corporate sales, marketing, and customer service functions ("Siebel ERM Software"). The Parties agree that current Licensed Products do not compete with Siebel ERM Software. In the event that the Parties deem future Licensed Products to compete with Siebel ERM Software, the Parties will negotiate additional terms and conditions for the purpose of resolving the conflict.

7.7 The Parties acknowledge and agree that this Agreement is non-exclusive.

8. DATA AND DOCUMENTS RESULTING FROM THE LICENSED PRODUCTS.

8.1 USi and its Customers are free to use any results, such as databases or reports, created as a by-product from use of Licensed Products in accordance with a Services Offering ("Results"). USi and/or the Customer will own the Results, but not any portion of the Licensed Products.

9. WARRANTIES.

9.1 NIKU warrants that the Licensed Product, when properly installed and used, will perform in substantial accordance with the Documentation for a period of one (1) year from the date the Software is delivered to USi. If the Licensed Product does not perform as warranted, NIKU will attempt to correct the Licensed Product, or if a correction is not reasonably possible, to replace the Licensed Product free of charge. If NIKU is unable to make the Licensed Product perform as warranted, NIKU will terminate this Agreement and refund the license fee paid by USi less any cumulative amortization or depreciation of that Licensed Product by USi on its financial statements as of the date when NIKU terminates the license for such Licensed Product. This warranty is made to and for the sole benefit of USi, and will be enforceable against NIKU only if: (a) all modifications, alterations or additions to the Licensed Product made by USi, if any, have been made using tools or utilities included in the Licensed Product or otherwise provided by Niku; and (b) USi has not made or caused to be made any modifications, alterations, or additions to the Licensed Product that cause it to deviate from the Documentation. NIKU will not be liable for any claimed breach of this Warranty caused by the acts or omissions of USi or any third party, with the exception of any Niku third-party supplier.



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9.2 NIKU warrants that, during the Maintenance period, the Licensed Products will be Year 2000 Compliant. "Year 2000 Compliant" means (to the extent that other information technology, data, hardware or software used in combination with the Licensed Products, properly exchanges date/time data with the Licensed Products): (i) the Licensed Products, as delivered by NIKU, will accurately process date/time data (including, without limitation, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, and the years 1999 and 2000 and leap year calculations, in accordance with the Documentation relating to those Licensed Products and in effect at the time the support is provided; and (ii) the Licensed Products, as delivered by NIKU, will accurately process date/time data (including, without limitation, calculating, comparing and sequencing) on or after January 1, 2000 in the same manner, and with the same functionality as the same release level of the Licensed Products processes date/time data (including, without limitation, calculating, comparing and sequencing) on or before December 31, 1999. During the Maintenance period, NIKU will not modify the Documentation or the Licensed Products in any manner that would cause the Licensed Products to not be Year 2000 Compliant. This warranty does not apply if any other information technology, data, hardware or software used in combination with the Licensed Products are not Year 2000 Compliant.

9.3 NIKU warrants that, for a period of ninety (90) days from the date NIKU delivers the Licensed Products to USi, the media upon which the Licensed Product is provided will be free of material defects ("Media Warranty"). The sole and exclusive remedy for breach of the Media Warranty is replacement of the defective media if any such defect is found within ninety (90) days after delivery of the defective media.

9.4 EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER USi NOR NIKU (OR ITS THIRD-PART SUPPLIERS) MAKES OR RECEIVES ANY OTHER EXPRESSED OR IMPLIED WARRANTIES OR REPRESENTATIONS OF ANY KIND WITH RESPECT TO THE LICENSED PRODUCTS OR SERVICES PROVIDED UNDER THIS AGREEMENT, OR RENDERED UNDER A SERVICES OFFERING, IN FACT OR IN LAW, INCLUDING, BUT NOT LIMITED TO, ANY EXPRESSED OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WHICH ARE HEREBY EXPRESSLY DISCLAIMED.

9.5 The warranties, and remedies for their breach, in Sections 9.1, 9.2, and 9.3, above, and in NIKU's Product License Agreement for Licensed Products are NIKU's sole and exclusive warranties and remedies to USi. USi will not pass to Customers any warranty or remedy on behalf of NIKU.

9.6 Each Party warrants that its performance under this Agreement does not materially conflict with its obligations under any other agreement.



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

10. CONFIDENTIALITY.

10.1 "Confidential Information" means information disclosed by NIKU or USi in writing, orally or by inspection, which is identified as "Confidential" or "Proprietary", or which, given the nature of the information or the circumstances surrounding its disclosure, the Parties reasonably ought to recognize as being confidential. Notwithstanding the foregoing, information, in whatever form, disclosed by NIKU that relates to the features and/or functionality of the Licensed Products and that is not publicly known is "Confidential Information" whether or not so identified.

10.2 Each Party will treat as confidential all Confidential Information received from the other Party, will use such Confidential Information only as expressly permitted under this Agreement, will only disclose it to employees needing access to it in order to fulfill the Party's obligations, and will not disclose such Confidential Information to any third party without the disclosing Party's prior written consent except as provided in Section 10.4 below.

10.3 Notwithstanding the above, the restrictions of this Section will not apply to information that is (i) in the public domain through no breach of this Agreement, (ii) obtained from third parties not subject to restrictions on disclosure, (iii) independently developed without reference to Confidential Information, or (iv) previously known to the recipient.

10.4 If either Party receives a subpoena or other validly issued administrative or judicial demand requiring it to disclose Confidential Information of the other Party, the recipient will promptly notify the discloser and tender to it defense of such demand. Unless the demand will have been timely limited, quashed or extended, the recipient will then be entitled to comply with such subpoena or other process to the extent required by law.

10.5 Notwithstanding any provision in this Agreement to the contrary, in the event of an actual or threatened breach of this Section 10, the Parties agree that there would be no adequate remedy at law, and that the injured Party (or the Party threatened to be injured) may be entitled to immediate injunctive and other equitable relief, without bond and without the necessity of showing the inadequacy of legal remedies.

11. INDEMNIFICATION BY USI.

11.1 USi, at its expense, will defend any suit or claim brought against NIKU, and will indemnify NIKU against an award of damages and costs (including reasonable attorneys' fees) against NIKU by a final court judgment based on a claim that any Licensed Product infringes a U.S. or Canadian patent, worldwide trade secret, or Berne Convention country



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copyright to the extent such infringement results from modifications to any
Licensed Product made by USi, the marketing, distribution or use of the Licensed Products in conjunction with the Services Offering or services or software not supplied by NIKU, any warranty, condition or representation or indemnity granted by USi for the Services Offering in addition to or in lieu of the warranties described in this Agreement, or from USi's failure to use corrections or enhancements delivered by NIKU to USi in order to rectify any infringement, provided that NIKU (a) notifies USi in writing of the suit or claim within ten
(10) days after NIKU receives notice of it; (b) gives USi sole authority to defend or settle the suit or claim; (c) gives USi all information in NIKU's possession or control concerning the suit or claim; and (d) at its expense, reasonably cooperates and assists USi with defense of the suit or claim.

11.2 Section 11.1, above, states USi's entire liability, and NIKU's sole remedy, with respect to any infringement claim arising under that section.

12. INDEMNIFICATION BY NIKU.

12.1 NIKU, at its expense, will defend any suit or claim brought against USi, and will indemnify USi against an award of damages and costs (including reasonable attorneys' fees) against USi by a final court judgment based on a claim that USi's marketing, distribution, or use of any Licensed Product infringes a U.S. or Canadian patent, worldwide trade secret or Berne Convention country copyright, provided that USi (a) notifies NIKU in writing of the suit or claim within ten (10) days after USi receives notice of it; (b) gives NIKU sole authority to defend or settle the suit or claim; (c) gives NIKU all information in USi's possession or control concerning the suit or claim; and (d) at its expense, reasonably cooperates and assists NIKU with defense of the suit or claim.

12.2 If any Licensed Product becomes, or in NIKU's opinion is likely to become, the subject of a suit or claim of infringement of a patent or copyright, NIKU shall, at its option and expense, (a) obtain the right for USi to use the Licensed Product; (b) replace or modify the Licensed Product so that it becomes non-infringing, provided that the replacement or modification is of similar or better quality or functionality; or (c) terminate (i) USi's license for the infringing Licensed Product, and (ii) this Agreement to the extent that it relates to the infringing Licensed Product. If NIKU terminates the license for the infringing Licensed Product under this Section, USi will cease use of the infringing product and return it to NIKU; and (d) NIKU will pay USi, as USi's sole and exclusive remedy against NIKU (other than indemnification by NIKU under Section 12.1 above) an amount equal to the License Fee paid under this Agreement for the infringing Licensed Product, less any cumulative amortization or depreciation of that Licensed Product by USi on its financial statements as of the date when NIKU terminates the license for the infringing Licensed Product.



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12.3 NIKU will not be liable to USi under this Section 12 if any suit or claim of infringement is based on the use of the Licensed Product (a) in combination, operation or use with any product not furnished or suggested in writing by NIKU;
(b) in a modified state not authorized by NIKU; (c) that is a superseded or altered release of some or all of the Licensed Product or any modification thereof including, but not limited to, USi's failure to use corrections, fixes or enhancements made available by NIKU; or (d) in a manner other than for which it was designed, provide that infringement would have been avoided without such use of the Licensed Product. Nor will NIKU be liable to USi for any infringement outside the United States.

12.4 Sections 12.1 - 12.3, above, state NIKU's entire liability, and USi's sole remedy, with respect to any infringement claim arising under those sections.

13. LIMITATION ON LIABILITY.

13.1 Except for claims for breach of either Party's Intellectual Property Rights and proprietary rights, and claims for indemnification under Sections 11 and 12, the limit of each Party's and its suppliers' liability (whether in contract, tort, negligence, strict liability in tort or by statute or otherwise) to the other, or to any third party, concerning performance or non-performance under this Agreement, or in any manner related to this Agreement, for any and all claims will not in the aggregate exceed the monetary amounts paid or received under this Agreement.

13.2 EXCEPT FOR CLAIMS FOR BREACH OF EITHER PARTY'S INTELLECTUAL PROPERTY RIGHTS AND PROPRIETARY RIGHTS, AND CLAIMS FOR INDEMNIFICATION UNDER SECTIONS 11 AND 12, IN NO EVENT WILL EITHER PARTY (OR NIKU'S THIRD-PART SUPPLIERS) BE LIABLE FOR CONSEQUENTIAL, INDIRECT, SPECIAL, INCIDENTAL, OR PUNITIVE LOSS, DAMAGE OR EXPENSES (INCLUDING LOST PROFITS OR SAVINGS), EVEN IF IT HAS BEEN ADVISED OF THEIR POSSIBLE EXISTENCE.

13.3 The allocations of liability in this Section 13 represent the agreed and bargained-for understanding of the Parties and each Party's compensation reflects such allocations.

14. CHOICE OF LAW AND VENUE.

14.1 This Agreement will be governed by New York law without reference to that State's conflicts of law principles.

14.2 INJUNCTIVE RELIEF: IN THE EVENT OF AN ACTUAL OR THREATENED BREACH BY EITHER PARTY OF ANY TERM, RESTRICTION, COVENANT, OR CONDITION IN THIS AGREEMENT, THE NON-BREACHING PARTY



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(or its successors or assigns), will have, in addition to the right to damages, the right to seek equitable relief in a court of competent jurisdiction, without the requirement of bond, for the purpose of enjoining such actual or threatened breach. The Party intending to seek equitable relief will notify the other Party of the actual or threatened breach prior to the commencement of any such action.

15. TERM AND TERMINATION.

15.1 This Agreement will become effective upon execution by both Parties. The initial term of this Agreement is three (3) years, but it may be terminated thereafter by either Party on the anniversary date as provided by this Section 15.

        15.1.1 After the initial three-year term, unless this Agreement is automatically extended as provided below, (a) USi may not enter into any new Services Offering Agreement; and (b) the Parties will continue to abide by this Agreement to the extent reasonably necessary to complete performance of any existing Services Offering Agreement.

        15.1.2 At the end of the initial three-year term, this Agreement will extend automatically for one-year periods unless either Party, on sixty (60) days' written notice to the other, terminates this Agreement.

15.2 Either Party may terminate this Agreement immediately upon the public announcement of the other Party's change of control, which is defined as a change of more than fifty percent (50%) of ownership.

15.3 If either Party breaches any of its material obligations, the other Party may terminate this Agreement by written notice specifying the breach. Such notice will be effective sixty (60) days after its receipt, unless the Party receiving the notice has cured the breach.

15.4 If Customer for a Services Offering wishes to obtain a license to retain a right to use of a Licensed Product after termination of the Services Offering Agreement, then USi will refer Customer to NIKU for negotiation of a separate license agreement between Customer and NIKU, in which case NIKU will be entitled to retain all revenues from such sale.

15.5 Subject to the provisions of this Section 15, upon termination USi shall cease use of the Licensed Products and immediately return such Licensed Products and any copies thereof to NIKU. Termination or expiration of this Agreement will not release either party from its obligation to pay any fees accruing prior to the date of such termination or expiration.

15.6 The provisions of Section 2.3, and 10 through 16 will survive termination of this Agreement.

16. GENERAL.

16.1 Freedom to Set Customer Pricing and Terms and Conditions: Subject to the terms of this Agreement, USi will have full freedom and flexibility in pricing the Services Offering, and in establishing the terms and conditions under which such services, including the Services Offering, are offered to Customers, except that the term of any Services Offering Agreement shall not exceed five (5) years without express written consent of NIKU.

16.2 Assignment of Personnel: Except as expressly agreed by USi and NIKU to the contrary, nothing contained in this Agreement will limit or restrict the assignment or reassignment of employees of USi and NIKU within their respective organizations or that of their Affiliates.

16.3 Notices: Where one Party is required or permitted under this Agreement to give notice to the other, the notice will be deemed given when delivered via facsimile, by hand, or on the third business day after such notice is deposited in the mail, registered or certified, return receipt requested, postage prepaid and addressed as follows:

                  In the case of USi:

                  James  Stalder
                  USinternetworking, Inc.
                  Senior VP, Strategic Development
                  One USi Plaza
                  Annapolis, Maryland 21401
                  410 573 1906 (fax)

                  with a copy to:

                  William T. Price
                  Vice President & General Counsel
                  USinternetworking, Inc.
                  One USi Plaza
                  Annapolis, Maryland 21401
                  410 573 1906 (fax)

                  In the case of NIKU:

                  955 Charter Street

                  Redwood City, CA 94063
                  Attention: CEO

                  With a copy to:

                  Legal Department

Either Party may change its foregoing address by giving the other written notice of the new address.

16.4 Independent Contractor: USi and NIKU are independent contractors with respect to all performance rendered pursuant to this Agreement. The employees of one Party will not be considered employees of the other for any purpose. Neither Party will have the authority to bind or make commitments on behalf of the other Party for any purpose. Each Party assumes full responsibility for its actions and the actions of its personnel in rendering performance pursuant to this Agreement, and for the supervision, daily direction and control, payment of salary (including withholding of income taxes and social security), workers' compensation, disability benefits and the like of its personnel.

16.5 Compliance with Laws and Regulations: Each Party will, at its own expense, comply with any governmental law, statute, ordinance, administrative order, rule or regulation relating to its duties, obligations and performance under this Agreement and will procure all licenses and pay all fees and other charges required.

16.6 Export of Technical Data: USi will not export, re-export or transmit, directly or indirectly, any technical data or computer software received under this Agreement except in full compliance with all applicable federal, state and local laws, regulations and ordinances, including the Regulations of the U.S. Departments of Commerce and/or State.

16.7 Force Majeure: Neither Party will be liable for failure to fulfill its obligations under this Agreement, if such failure is caused by flood, extreme weather, fire, or other natural calamity, acts of governmental agency, or other cause beyond the reasonable control of such Party.

16.8 Trademarks and Advertising: Nothing in this Agreement confers upon either Party any right to use the other Party's trademarks, tradenames or service marks in connection with any product, service, promotion or publication, without the prior written consent of the owner of such trademark, tradename, or service mark.

16.10 Assignment: Neither Party may sell, transfer, assign, or subcontract any right or obligation except as expressly provided by this Agreement, without the prior written consent of the other Party, and any act in derogation of the foregoing will be null and void; provided, however, that either Party may, without the other's consent, assign its rights or obligations under this Agreement to an Affiliate, or to a financier of its choice solely for financing purposes.

16.11 Publicity: Upon the execution of this Agreement, or as soon as possible thereafter, and upon prior written approval from the other Party, each Party will make reasonable efforts to announce publicly the general nature and purpose of the relationship created by this Agreement. Any announcement may be made jointly and/or separately by mutual consent of the Parties.

16.12 Severability: If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, the remaining provisions of such Agreement will remain in full force and effect.

16.13 Amendment; Waiver: No amendment to this Agreement will be effective unless in writing and executed by an authorized representative of both NIKU and USi. No waiver of any provision of this Agreement will be effective unless it is set forth in a writing referring to the provision(s) waived and the instrument in which such provision(s) is (are) contained, and is executed by an authorized representative of the Party waiving its rights. No failure or delay by either Party in exercising any right, power or remedy will operate as a waiver of any such right, power or remedy.

16.14 Entire Agreement: The provisions of this Agreement constitute the entire agreement between the Parties. They supersede all prior agreements, oral or written, and all other communications relating to the subject matter of this Agreement. Any terms contained in USi invoices, acknowledgments, shipping instructions, or other forms that are inconsistent with or different from the terms of this Agreement will be void and of no effect.

16.15 Headings: The Section headings in this Agreement are for convenience of reference only, and are not intended to define or limit the terms or provisions hereof.

By the signatures of their authorized representations, the Parties acknowledge the validity of, and their consent to, each of the terms contained in this Agreement.

   FOR USINTERNETWORKING, INC.             FOR NIKU CORPORATION

   By                                      By
     --------------------------              ----------------------------
     (Authorized Signature)                  (Authorized Signature)

     VP General Counsel                      VP Global Sales and Services
     --------------------------              ----------------------------
     (Title)                                 (Title)

     8/19/99                                 8/19/99
     --------------------------              ----------------------------
     (Date)                                  (Date)

                                  ATTACHMENT A

              DESIGNATED FACILITIES, LICENSED PRODUCTS, AND PRICING

1.      Licensed Product Description: Niku for IT Consulting, Version 3.x

2.      Designated Facilities:

        One USi Plaza, Annapolis, MD 21401

        1375 McCandless Drive, Milpitas, CA, 95035

        Kruislaan 415, 1098 SJ Amsterdam, The Netherlands

        4th Floor, 1-15 Ariake, 3 Chrome; Kotu-KU, Tokyo 135-8650, Japan

3.      Reporting and Compliance. USi will maintain accurate records relating to
        (a) the sublicensing of Licensed Product(s) to Customers; and (b) internal licenses for USi. Such records will include, without limitation, the number of Customers (where the Customer is an entity, the number of individual users within the Customer), the number of internal use users and the number of CPUs where the Licensed Product is used. USi will provide such records to Niku within 10 days after the end of each quarter, together with any applicable fees as set forth in
        Section 4 below. Niku will have the right to inspect USi's records and the Licensed Product at the Designated Facility as reasonably necessary to verify that Licensee is in compliance with this Agreement. Niku will provide Licensee with reasonable notice prior to any inspections. Niku will be limited to conducting three (3) such inspections in any twelve
        (12) month period, and will not unreasonably interfere with Licensee's business operations. Niku will bear all costs and expenses associated with the exercise of these rights, unless such inspection reveals that Licensee is not in compliance with this Agreement, in which case, Licensee agrees to pay Licensor the reasonable costs of such inspection plus any additional license fees related to unauthorized use of the Software.

4. License Fees: Niku is offering the Licensed Products to USi based on the fees set forth below. License Fees will accrue in the applicable quantity upon: (a) the first date of access to any Licensed Product by any employee, contractor or consultant of USi; (b) authorization by USi for any Customer to increase the quantity of users accessing the Licensed Product; or (c) the earlier of: (1) the execution of the End User License Agreement; or (2) the date a Customer or, if the Customer is an entity, any individual user within the Customer, has access to the Licensed Product. After the Effective Date, Licensee will pay Niku such License Fees accrued during each quarter, together with any support fees due during such quarter, by the tenth day after the end of each calendar quarter. All payments for the License Fee will be provided with the quarterly reports required under Section 3 of this Attachment A. The following fees are effective through December 31, 1999. Niku will provide a new pricing schedule to USi by January 2, 2000. The following License Fees will apply after the [***] licenses under the Software License Agreement, effective as of June 30, 1999, between the parties has been drawn down:

        Licensed Product fee*:               $2,500

        Niku Support Fee:                    12%, or the
                                             rate negotiated by end-user,
                                             whichever is lower

        * volume discounts will apply where appropriate

3. Services Fees: Consistent with the license fees above, fees from Niku's Professional Services organization will be revised by January 2, 2000. The following fees will be applicable for all engagements not currently quoted with a Niku Statement of Work:

        Role                                 Rate
        Niku Project Director                $200/hr.
        Niku Project Manager                 $180/hr.
        Niku Technical Lead                  $150/hr.

        Niku Consultant                      $130/hr.

4. Training Services and Fees: Niku will provide training to USi at Niku's facilities for a rate of $2,500/day, for between five (5) and fifteen
        (15) USi attendees. For training conducted offsite, USi will reimburse Niku for reasonable expenses of Niku's training staff.


*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                  ATTACHMENT B

                                CUSTOMER SUPPORT

        USi will provide telephone, email, fax, and World Wide Web support to Customers, including by way of example and not limitation, problem identification, diagnosis, correction, usage concerns and resolution. USi will provide telephone, email, fax, and World Wide Web support in accordance with the following requirements which may be amended from time to time by agreement of the Parties:

        (a) USi will maintain an internal competency center or help desk to provide a central point of contact for systems, network and operational support through a telephone support line which will be open, at minimum, during normal business hours;

        (b) When a Customer reports a problem which USi reasonably concludes to be due to a defect in the Licensed Product, USi will determine the level of severity of the problem, such levels to be the same as or comparable to the following ranges:

                (i) [***]: a problem does not require [***], but needs [***] for a [***] on how to use the [***] or [***], or the problem is in a [***];

                (ii) [***]: a problem does not have an [***] on [***], but is causing a [***] and a [***] is not [***]; and

                (iii) [***]: the problem is that a [***] of the Licensed Products is [***] and cannot be [***] and subject to [***] occurring so frequently as to [***], and the problem is having a [***] on with no available;

        (c) For critical problems which USi requires further assistance in resolving, the following provisions will apply: USi will immediately bring such problems to the attention of NIKU and the Parties will cooperate with each other to address and correct such critical problems in an efficient and timely manner in accordance with NIKU and USi standard procedures for correcting problems. Upon execution of this Agreement, NIKU and USi will share each Party's standard procedures for correcting problems of all severity levels;


*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                  ATTACHMENT C

                          NIKU SERVICE LEVEL AGREEMENT

The Parties agree that the terms of the Service Level Agreement will be concluded, and incorporated into this Attachment C, not later than September 15, 1999